Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

SEI Asset Allocation Trust:

We consent to the use of our report dated May 22, 2007, with respect to the financial statements of the Diversified Conservative Income, Diversified Conservative, Diversified Moderate Growth, Diversified Global Growth, Diversified U.S. Stock, Core Market Strategy Allocation, Diversified Global Moderate Growth, Market Growth Strategy, Diversified Global Stock, Market Growth Strategy Allocation, Defensive Strategy, Defensive Strategy Allocation, Conservative Strategy, Conservative Strategy Allocation, Moderate Strategy, Moderate Strategy Allocation, Aggressive Strategy, Tax-Managed Aggressive Strategy, and Core Market Strategy Funds (collectively, the “Funds”), as of March 31, 2007, incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and in the introduction to and under the heading “Experts” in the Statement of Additional Information..

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 25, 2007